Scottish Re Group Limited Announces Operating Results for the Third Quarter Ended September 30, 2003


HAMILTON, Bermuda--(BUSINESS WIRE)--Oct. 24, 2003--Scottish Re Group Limited (NYSE:SCT) today reported that income from continuing operations for the quarter ended September 30, 2003 was $1.8 million, or $0.05 per diluted share, as compared to $7.1 million, or $0.25 per diluted share for the prior year period. Net operating earnings were $0.8 million, or $0.02 per diluted share for the quarter ended September 30, 2003 as compared to $11.7 million, or $0.42 per diluted share for the prior year period.


Net operating earnings is a non-GAAP measurement. We determine net operating earnings by adjusting GAAP income from continuing operations by net realized capital gains and losses as adjusted for the related effects upon the amortization of deferred acquisition costs and taxes. While these items may be significant components in understanding and assessing the Company's consolidated financial performance, the Company believes that the presentation of net operating earnings enhances the understanding of its results of operations by highlighting earnings attributable to the normal, recurring operations of its business. However, net operating earnings are not a substitute for income from continuing operations determined in accordance with GAAP.


The results for the quarter ended September 30, 2003 were adversely impacted by a $12.5 million charge to account for revised reporting of death claims by a ceding company client in connection with two annuity reinsurance treaties. During its routine monthly review of the treaties, Scottish Re identified inconsistencies in information that was reported by the ceding company to Scottish Re for the month ended August 2003. These inconsistencies were discussed with the ceding company, which undertook its own internal review. The results of this review were recently completed, and resulted in the determination that death claims had been consistently under-reported to Scottish Re since the inception of the relationship in early 2000. In addition, Scottish Re's internal compliance auditor recently completed an on-site examination of the ceding company's records to confirm the under-reported amounts. In light of the impact of the revised death claims on the estimated gross profits of the two treaties in question, the Company has increased the amortization of deferred acquisition costs on the two treaties, along with two other related treaties. The impact of the charge on net income for the quarter ended September 30, 2003 was $10.4 million.


Income from continuing operations for the nine months ended September 30, 2003 was $18.5 million, or $0.60 per diluted share, compared to $20.0 million, or $0.77 per diluted share for the prior year period. Net operating earnings for the nine months ended September 30, 2003 amounted to $22.7 million, or $0.74 per diluted share compared to $27.0 million, or $1.04 per diluted share for the prior year period.


Net income for the quarter, including the results of the discontinued Luxembourg operations, amounted to $1.6 million, or $0.05 per diluted share as compared to $7.0 million or $0.25 per diluted share for the prior year period. Net income for the nine months ended September 30, 2003 was $16.7 million or $0.55 per diluted share, compared to $19.8 million, or $0.76 per diluted share in the prior year period.


During 2003, the Company adopted the modified prospective method of fair value-based stock option expense provisions of SFAS No. 123 as amended by SFAS No. 148. "Accounting for Stock-Based Compensation -- Transition and Disclosure, an Amendment of FASB Statement No. 123." This has resulted in a charge to income of $77,000 and $158,000 in the three- and nine-month periods ended September 30, 2003.


"The charge relating to under-reported claims is a tremendous disappointment to us," said Michael C. French, Chairman and Chief Executive Officer of Scottish Re Group Limited . "However, even after adjusting for this reporting error, we expect these treaties to continue to contribute to the profitability of our annuity reinsurance business."


Total revenue for the quarter increased to $134.6 million from $79.2 million for the prior year period, an increase of 70%. Excluding realized gains and losses, total revenue for the quarter increased to $133.8 million from $85.1 million for the prior year period, an increase of 57%. Total revenue for the first nine months increased to $360.9 million from $197.0 million, an increase of 83%.


Total benefits and expenses increased to $140.9 million for the quarter from $72.3 million, an increase of 95%, and to $350.4 million from $176.7 million in the first nine months, an increase of 98%. The increases were principally driven by the growth in the Company's global life reinsurance business.

The Company's total assets were $4.2 billion as of September 30, 2003. The core investment portfolio, comprising fixed maturity investments and most of the cash and cash equivalents, totaled $1.8 billion, and had an average quality rating of "A+," an effective duration of 4.3 years and a weighted average book yield of 4.8%. This compares with a portfolio balance of $1.2 billion, an average quality rating of "AA-," effective duration of 3.0 years and an average book yield of 4.9% as of December 31, 2002.


Funds withheld at interest, totaling $1.2 billion, had an average quality rating of "A-," an effective duration of 5.1 years and a weighted average book yield of 6.3% at September 30, 2003. This compares with a total of $1.1 billion with an average quality rating of "A-," an effective duration of 5.4 years and an average book yield of 6.5% at December 31, 2002. The market value of the funds withheld at interest amounted to $1.3 billion at September 30, 2003.


"The environment to prudently grow our business remains exceptional as the number of competitors decreases due to consolidation and the amount of life reinsurance capacity continues to shrink," said Scott E. Willkomm, President of Scottish Re Group Limited . "However, growth without disciplined pricing and risk management is a recipe for disappointment."


"This year, we have not significantly grown our Financial Solutions business despite many quoting opportunities because our pricing and risk management objectives were not always achievable," Mr. Willkomm added. "On the other hand, our traditional mortality risk transfer business has exhibited excellent growth, consistent profitability and better than expected mortality experience."


As of September 30, 2003, the Company had approximately $105.2 billion of life reinsurance in force covering 1,972,000 lives with an average benefit per life of $53,000 in its North American operations. As of December 31, 2002, the Company had approximately $68.0 billion of life reinsurance in force covering 1,387,000 lives. For the first nine months of 2003, the Company's actual mortality experience was 97% of expected levels, and 92% of expected levels on a cumulative basis since the launch of the Company's North American operations in 2000.


The Company's book value per share was $19.18 at September 30, 2003 as compared to $18.24 per share at December 31, 2002.


On September 2, 2003, the Company announced that its shareholders approved changing the Company's name to Scottish Re Group Limited from Scottish Annuity & Life Holdings, Ltd. In addition, the Company's wholly owned subsidiary World-Wide Reassurance Company Limited has changed its name to Scottish Re Limited. The Company intends to unify its corporate identity under the Scottish Re banner to more accurately reflect the Company's mission by emphasizing its life reinsurance business and provide a strong and consistent brand for its operating companies.


The Company's earnings conference call will be held at 8:30 AM EDT on Friday October 24, 2003. The dial-in number is 703-871-3029 or 877-282-2316 and the reservation number is 299961. A replay of the call will be available beginning at 3:00 PM on Friday, October 24, 2003 and running through Friday, November 14, 2003. The dial-in number for the replay is 703-925-2533 or 888-266-2081 and the PIN code is 299961. In addition, a simultaneous Web cast, as well as an on-demand replay, of the conference call will be available at the Company's Web site, www.scottishre.com/conferencecall.


Scottish Re Group Limited is a global life reinsurance specialist and issuer of customized life insurance based wealth management products for high net worth individuals and families. Scottish Re Group Limited has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's and Scottish Re Limited (formerly World-Wide Reassurance Limited), which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's. Additional information about Scottish Re can be obtained from its Web site, www.scottishre.com.


Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Re Group Limited (the "Company") cautions that forward-looking statements are not guarantees, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract clients and generate business; the competitive environment; the Company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency exchange rate, inflation rates, recession and other external economic factors); the impact of terrorist activities on the economy, the insurance and related industries in general and the Company in particular; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company's products); rating agency policies and practices; and loss of key executives.

Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.


(Tables to follow)

                            Scottish Re Group Limited
                              Financial Highlights
     (Stated in Thousands of United States Dollars, Except Per Share Data)
                                   (Unaudited)
     ----------------------------------------------------------------------



                           Three      Three    Nine months Nine months
                           months     months      ended      ended
                            ended      ended    September  September
                          September  September   30, 2003    30, 2002
                          30, 2003   30, 2002
                         ---------------------------------------------

Total revenue              $134,550    $79,196    $360,902   $197,016
Net operating earnings(a)       842     11,664      22,717     27,006
Income from continuing
 operations                   1,782      7,106      18,522     20,044
Net income                    1,625      6,979      16,740     19,826

Net operating earnings
 per share
  Basic                       $0.03      $0.43       $0.78      $1.10
  Diluted                     $0.02      $0.42       $0.74      $1.04

Income from continuing
 operations per share
  Basic                       $0.05      $0.26       $0.64      $0.81
  Diluted                     $0.05      $0.25       $0.60      $0.77
Earnings per share
  Basic                       $0.05      $0.26       $0.57      $0.81
  Diluted                     $0.05      $0.25       $0.55      $0.76

Dividends per share           $0.05      $0.05       $0.15      $0.15

Weighted average shares
  Outstanding
  Basic                  33,248,670 26,910,907  29,119,913 24,604,864
  Diluted                35,225,380 27,943,453  30,667,667 25,958,339

(a) Excludes effect of realized gains (losses), amortization of related DAC and losses from discontinued operations (See Supplemental Schedule).


                       September 30, December 31,
                            2003        2002
                       ------------ ------------
Book value per
 share -- including
 effect of SFAS 115       $19.18        $18.24
Book value per
 share -- excluding
 effect of SFAS 115 (See
 supplemental schedule)   $18.54        $17.91

                            Scottish Re Group Limited
                           Consolidated Balance Sheets
                 (Stated in Thousands of United States Dollars)

                                            September 30, December 31,
                                                 2003         2002
                                            --------------------------
                                             (Unaudited)
Assets
Fixed maturity investments                     $1,592,692  $1,003,946
Preferred stock                                    68,271          --
Investment in unit-linked securities                    -      16,497
Cash and cash equivalents                         143,097     149,666
Other investments                                   5,644       5,631
Funds withheld at interest                      1,243,909   1,101,836
                                            --------------------------
  Total investments                             3,053,613   2,277,576
Accrued interest receivable                        17,395      11,910
Reinsurance balances and risk fees
 receivable                                        81,670      39,805
Deferred acquisition costs                        284,936     213,516
Amounts recoverable from reinsurers                24,450      22,608
Present value of in force business                 14,026      18,181
Goodwill                                           35,847      35,847
Fixed assets                                       11,010       6,493
Other assets                                        9,126      11,702
Segregated assets                                 695,592     653,588
                                            --------------------------
  Total assets                                 $4,227,665  $3,291,226
                                            ==========================

Liabilities
Reserves for future policy benefits              $510,484    $386,807
Interest sensitive contract liabilities         2,141,724   1,567,176
Unit-linked contract liabilities                        -      17,069
Accounts payable and accrued expenses              15,370      15,702
Reinsurance balances payable                       52,167      16,348
Deferred tax liability                              4,725       9,071
Current income tax payable                            431       1,873
Long term debt                                    132,500     132,500
Segregated liabilities                            695,592     653,588
                                            --------------------------
  Total liabilities                             3,552,993   2,800,134
                                            --------------------------

Shareholders' equity
Share capital, par value $0.01 per share:
  Issued and fully paid: 35,184,411 ordinary
   shares (2002 - 26,927,456)                         352         269
Additional paid- in capital                       572,436     416,712
Accumulated other comprehensive income
  Unrealized appreciation on
   investments, net of tax                         22,423       8,930
  Other comprehensive income                        6,534       4,537
Retained earnings                                  72,927      60,644
                                            --------------------------
  Total shareholders' equity                      674,672     491,092
                                            --------------------------
  Total liabilities and shareholders' equity   $4,227,665  $3,291,226
                                            ==========================

                            Scottish Re Group Limited
                        Consolidated Statements of Income
                  (Stated in Thousand of United States Dollars)
                                   (Unaudited)

                                 Three     Three      Nine      Nine
                                 months    months    months    months
                                 ended     ended     ended     ended
                               September September September September
                               30, 2003  30, 2002  30, 2003  30, 2002
                               --------- --------- --------- ---------
Revenues
Premiums earned                 $92,741   $55,122  $252,296  $124,105
Investment income, net           38,133    28,663   106,272    76,530
Fee income                        2,932     1,340     7,303     5,615
Realized gains (losses)             744    (5,929)   (4,969)   (9,234)
                               --------- --------- --------- ---------
     Total revenues             134,550    79,196   360,902   197,016
                               --------- --------- --------- ---------

Benefits and expenses
Claims and other policy
 benefits                        69,424    35,645   177,886    86,276
Interest credited to interest
 sensitive contract liabilities  33,294    13,224    66,061    33,543
Acquisition costs and other
 insurance expenses              27,593    16,923    76,132    39,792
Operating expenses                8,753     6,386    24,767    16,539
Interest expense                  1,869       111     5,533       593
                               --------- --------- --------- ---------
     Total benefits and
      expenses                  140,933    72,289   350,379   176,743
                               --------- --------- --------- ---------

Income from continuing
 operations before income taxes  (6,383)    6,907    10,523    20,273
Income tax benefit (expense)      8,165       199     7,999      (229)
                               --------- --------- --------- ---------
Income from continuing
 operations                       1,782     7,106    18,522    20,044
Loss from discontinued
 operations                        (157)     (127)   (1,782)     (218)
                               --------- --------- --------- ---------
Net income                       $1,625    $6,979   $16,740   $19,826
                               ========= ========= ========= =========

                            Scottish Re Group Limited
             Supplemental Information - Non-GAAP Financial Measures
                 Net Operating Earnings and Book Value Per Share
                  (Stated in Thousand of United States Dollars,
                            Except Per Share Amounts)
                                   (Unaudited)

                          Three       Three   Nine months  Nine months
                          months      months     ended        ended
                          ended       ended     September   September
                        September   September   30, 2003    30, 2002
                         30, 2003   30, 2002
                       ----------- ----------- ----------- -----------

Net operating earnings
----------------------
Income from continuing
 operations                $1,782      $7,106     $18,522     $20,044
Realized losses
 (gains) - non taxable
 companies                 (1,070)        875         966       1,412
Realized losses -
 taxable companies            326       5,054       4,003       7,822
Taxes on realized
 gains and losses            (196)     (1,371)       (774)     (2,272)
                       ----------- ----------- ----------- -----------

Net operating earnings       $842     $11,664     $22,717     $27,006
                       =========== =========== =========== ===========

Net operating earnings
 per share
    Basic                   $0.03       $0.43       $0.78       $1.10
    Diluted                 $0.02       $0.42       $0.74       $1.04

                       =========== =========== =========== ===========

Weighted average
 number of shares
  Outstanding
  Basic                33,248,670  26,910,907  29,119,913  24,604,864
  Diluted              35,225,380  27,943,453  30,667,667  25,958,339


                                         September 30,    December 31,
                                             2003            2002
                                       -------------------------------

Book Value Per Share
---------------------------------------
Shareholders' equity                         $674,672        $491,092
Less:  Unrealized appreciation on
 investments, net of tax                       22,423           8,930
                                       -------------------------------
Shareholders' equity excluding effect
 of SFAS 115                                 $652,249        $482,162
                                       ===============================

Number of shares outstanding               35,184,411      26,927,456

Book value per share - excluding effect
 of SFAS 115                                   $18.54          $17.91

    CONTACT: Scottish Re Group Limited
             Scott E. Willkomm, 441-298-4364
             scott.willkomm@scottishre.com

    SOURCE: Scottish Re Group Limited